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                [LETTERHEAD OF HUNTON & WILLIAMS APPEARS HERE}

                                August 9, 1996
                                                                     EXHIBIT 5.1
Board of Trustees
Prentiss Properties Trust
1717 Main Street, Suite 5000
Dallas, TX 75201

                           Prentiss Properties Trust
                      Registration Statement on Form S-11
                      -----------------------------------

Gentlemen:

        We have acted as counsel to Prentiss Properties Trust, a Maryland real investment trust (the "Company"), in connection with the Registration Statement on Form S-11, that is being filed on the date hereof with the Securities and Exchange Commission (the "Registration Statement"), with respect to up to 18,280,485 shares of the Company's common shares of beneficial interest, $.01 par value (the "Common Shares"), which are proposed to be offered and sold as described in the Registration Statement.

        In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

        Based upon the foregoing and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the issuance of the Shares as described in the Registration Statement has been validly authorized and, when issued and sold as described in the Registration Statement, the Common Shares will be legally issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the statement made in reference to this firm under the caption "Legal Matters" in the Registration Statement.

                                     Very truly yours,

                                     /s/ Hunton & Williams